Yearly Certificateholders' Statement (K)

                 CAPITOL REVOLVING HOME EQUITY LOAN TRUST 1996-1

     Under subsection 5.3(b) of the Pooling and Servicing Agreement dated as of September 1, 1996 by and between Chevy Chase Bank, F.S.B., a federally chartered savings bank, as Transferor and Servicer, and The Chase Manhattan Bank, as Trustee and Custodial Agent (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the Pooling and Servicing Agreement"), Chevy Chase Bank, F.S.B., as the Servicer, is required to prepare certain information each year regarding current distributions on the Certificates and the performance of the Capitol Revolving Home Loan Trust 1996-1 (the "Trust") during the related Collection Period. The information that is required to be prepared with respect to the distribution to Holders (the "Certificateholders") of the Certificates for the calendar year ended December 31, 1997 is set forth below. Certain of the information is presented on the basis of an original principal amount of $1,000 per Certificate, as the case may be. Capitalized terms used and not otherwise defined herein have the meanings assigned them in the Pooling and Servicing Agreement.

A. Information Regarding the Current Year Distribution to Certificateholders (Per $1,000 Original Principal Amount of a Certificate).

     1.  The Investor Certificate distribution amount............$222.27

     2.  The amount of Investor Certificate Interest  included in such distribution, the related Investor Certificate
         Rate and the portion
         thereof attributable to collections in
         respect of the Mortgage Loans...........................$52.4118
         ........................................................$52.4118


     3.  The amount, if any, of any Unpaid Investor
         Certificate Interest Shortfall included in
          such distribution (and the amount of interest
         thereon)................................................$0.00
           ......................................................$0.00

     4.  The amount, if any, of the remaining Unpaid
         Investor Certificate Interest Shortfall
         giving effect to such distribution......................$0.00

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     5.  The amount, if any, of principal included in
         such distribution, separately stating the
         components thereof (including the portion
         thereof attributable to collections in respect of
         the Mortgage Loans).....................................$154.32

     6.  The amount, if any, of the reimbursement of
         previous Investor Loss Reduction Amount
         included such distribution..............................$0.00

     7.  The Accelerated Principal Distribution
         Amount, if any..........................................$15.54

     8.  The amount, if any, of the aggregate
         unreimbursed Investor Loss Reduction
         Amounts after giving effect to such distribution........$0.00

     9.  The Certificate Insurance Draw Amount, if any...........$0.00


     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed this 20th day of March, 1998

                                             CHEVY CHASE BANK, F.S.B.
                                             as Servicer



                                             By:  Carol Thomas
                                                _____________________________
                                                  Carol Thomas
                                                  Vice President